EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, JULY 27, 2006

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED

SECOND QUARTER 2006 RESULTS

	Second Quarter			First Half
	2006	2005	%	2006	2005	%
Net Income
$ Millions	10,360	7,640	36	18,760	15,500	21
$ Per Common Share
Assuming Dilution	1.72	1.20	43	3.09	2.42	28

Earnings Excluding Special Items
$ Millions	10,360	7,840	32	18,760	15,240	23
$ Per Common Share
Assuming Dilution	1.72	1.23	40	3.09	2.38	30

Capital and Exploration
Expenditures - $ Millions	4,901	4,537		9,725	7,954

IRVING, TX, July 27 -- Exxon Mobil Corporation today reported a record second quarter 2006 result.  Net income of $10,360 million ($1.72 per share), increased $2,720 million from the second quarter of 2005.  First half net income of $18,760 million ($3.09 per share), increased by 21% versus first half 2005.

EXXONMOBIL'S CHAIRMAN REX W. TILLERSON COMMENTED:

"ExxonMobil's second quarter earnings excluding special items, were a record $10,360 million, up 32% from second quarter 2005.  Earnings per share excluding special items were up 40% reflecting the impact of the continuing share purchase program.  Higher crude oil and natural gas realizations and improved refining margins were partly offset by lower marketing margins.  Net income for the second quarter was up 36% from 2005.  Record first half net income of $18,760 million ($3.09 per share), increased by 21% versus first half 2005.

ExxonMobil continued its active investment program in the second quarter, spending $4.9 billion on capital and exploration projects, an increase of 8% versus 2005.  As a result of additional Upstream opportunities, we now expect full year capital spending to total $20 billion.  In the second quarter of 2006, the results of the Company's continuing long-term investment program yielded an additional 243 thousand oil-equivalent barrels per day of production, a 6% increase over the second quarter of 2005.

The Corporation distributed a total of $7.9 billion to shareholders in the second quarter through dividends and share purchases to reduce shares outstanding, an increase of 48% or $2.6 billion versus 2005.  As a consequence of the continued strengthening of our financial position, share purchases to reduce shares outstanding will be increased to $7.0 billion in the third quarter.  Shares outstanding have been reduced by over 1 billion shares since the ExxonMobil merger in 1999."

SECOND QUARTER HIGHLIGHTS

•

Earnings excluding special items were a record $10,360 million, an increase of 32% or $2,520 million from the second quarter of 2005.

•

Net income was up 36%.  There were no special items in second quarter 2006.  Second quarter 2005 net income included a special charge of $200 million for the Allapattah lawsuit.

•

Cash flow from operations and asset sales was approximately $12.4 billion, including asset sales of $1.1 billion.

•

Earnings per share excluding special items were $1.72, an increase of 40%, reflecting strong earnings and the reduction in the number of shares outstanding.

•

ExxonMobil started production from the world-class Erha deepwater development located approximately 60 miles offshore Nigeria in 3,900 feet of water.  Together with the Erha North satellite due to come on-stream in the third quarter of this year, total Erha production is expected to ramp up to 190,000 barrels of oil a day (gross) by year-end.   Associated natural gas production will be about 300 million cubic feet a day (gross), which will be reinjected for reservoir management.

Second Quarter 2006 vs. Second Quarter 2005

Upstream earnings were $7,134 million, up $2,226 million from the second quarter of 2005 primarily reflecting higher crude oil and natural gas realizations.

On an oil-equivalent basis, production increased by 6% from the second quarter of 2005.  Excluding the impact of divestments and entitlements, production increased 9%.

Liquids production of 2,701 kbd (thousands of barrels per day) was 233 kbd higher.  Higher production from projects in West Africa and increased volumes in Abu Dhabi were partly offset by mature field decline, entitlement effects and divestment impacts.  Excluding entitlement and divestment effects, liquids production increased by 14%.

Second quarter natural gas production was 8,769 mcfd (millions of cubic feet per day) compared with 8,709 mcfd last year.  Higher volumes from projects in Qatar were partly offset by the impact of mature field decline and planned maintenance activity.

Earnings from U.S. Upstream operations were $1,644 million, $255 million higher than the second quarter of 2005.  Non-U.S. Upstream earnings were $5,490 million, up $1,971 million from 2005.

Downstream earnings excluding special items, were $2,485 million, up $264 million from the second quarter 2005.  The improved results reflect stronger worldwide refining margins, which were partly offset by weaker marketing margins and lower refining throughput.  Petroleum product sales were 7,060 kbd, 450 kbd lower than last year's second quarter, primarily due to lower refining throughput associated with planned maintenance and divestments.

U.S. Downstream earnings were $1,354 million, up $155 million.  Non-U.S. Downstream earnings of $1,131 million were $109 million higher than in the second quarter of 2005.

Chemical earnings were $840 million, up $26 million from the second quarter 2005.  Prime product sales of 6,855 kt (thousands of metric tons) were up 263 kt from last year's second quarter due to stronger commodity sales.

Corporate and financing expenses were $99 million, versus $103 million in second quarter 2005.

During the second quarter of 2006, Exxon Mobil Corporation purchased 111 million shares of its common stock for the treasury at a gross cost of $6.8 billion.  These purchases included $6.0 billion to reduce the number of shares outstanding and the balance to offset shares issued in conjunction with the company benefits plans and programs.  Shares outstanding were reduced from 6,050 million at the end of the first quarter to 5,945 million at the end of the second quarter.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Half 2006 vs. First Half 2005

Net income of $18,760 million ($3.09 per share) increased $3,260 million from 2005.  Net income for 2005 included net special items totaling a gain of $260 million.  Excluding special items, earnings increased by $3,520 million versus 2005.

FIRST HALF HIGHLIGHTS

•

Earnings excluding special items were a record $18,760 million, an increase of 23% reflecting ExxonMobil's strong execution across all business segments.

•

Earnings per share excluding special items increased by 30% due to strong earnings and the reduction in the number of shares outstanding.

•

Net income was up 21%.  There were no special items in the first half of 2006.  First half 2005 included a $460 million positive impact from the sale of the Corporation's interest in Sinopec and a $200 million special charge for Allapattah.

•

Cash flow from operations and asset sales was approximately $27.4 billion, including $1.5 billion from asset sales.

•

The Corporation has distributed a total of $14.9 billion to shareholders in 2006 through dividends and share purchases to reduce shares outstanding, an increase of $5.3 billion versus 2005.

•

Capital and exploration expenditures were $9.7 billion, an increase of $1.8 billion versus 2005.

Upstream earnings were $13,517 million, an increase of $3,555 million from 2005, primarily reflecting higher liquids and natural gas realizations.

On an oil-equivalent basis, production increased 6% from last year.  Excluding divestment and entitlement effects, production increased by 8%.

Liquids production of 2,700 kbd increased by 194 kbd from 2005.  Higher production from projects in West Africa and increased volumes in Abu Dhabi were partly offset by mature field decline, entitlement effects and divestment impacts.  Excluding entitlement effects and divestments, liquids production increased 12%.

Natural gas production of 9,967 mcfd increased 226 mcfd from 2005.  Higher volumes from projects in Qatar were partly offset by mature field decline and planned maintenance activity.

Earnings from U.S. Upstream operations for 2006 were $2,924 million, an increase of $182 million.  Earnings outside the U.S. were $10,593 million, $3,373 million higher than 2005.

Downstream earnings excluding special items were $3,756 million, an increase of $392 million from 2005 reflecting stronger worldwide refining margins, partly offset by weaker marketing margins and lower refining throughput.  Petroleum product sales of 7,118 kbd decreased from 7,502 kbd in 2005, primarily due to lower refining throughput and divestments.

U.S. Downstream earnings excluding special items were $2,033 million, up $189 million.  Non-U.S. Downstream earnings excluding special items were $1,723 million, $203 million higher than last year.

Chemical earnings excluding special items were $1,789 million, down $307 million from 2005.  Weaker margins were partly offset by higher volumes.  Prime product sales were 13,771 kt, up 241 kt from 2005.

Corporate and financing expenses of $302 million increased by $120 million mainly due to tax items.

Gross share purchases in 2006 were $12.8 billion which reduced shares outstanding by 3.1%.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on July 27, 2006.  To listen to the event live or in archive, go to our website at www.exxonmobil.com.

Statements in this release relating to future plans, projections, events, or conditions are forward-looking statements.  Actual results, including project plans, resource recoveries, timing, and capacities, could differ materially due to changes in long-term oil or gas prices or other market conditions affecting the oil and gas industry; political events or disturbances; reservoir performance; the outcome of commercial negotiations; potential liability resulting from pending or future litigation; wars and acts of terrorism or sabotage; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" on our website and in Item 1A of ExxonMobil's 2005 Form 10-K.  We assume no duty to update these statements as of any future date.

Consistent with previous practice this press release includes both net income and earnings excluding special items.  Earnings that exclude special items are a non-GAAP financial measure and are included to help facilitate comparisons of base business performance across periods.  A reconciliation to net income is shown in Attachment II.  The release also includes cash flow from operations and asset sales.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider sales proceeds together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  Calculation of this cash flow is shown in Attachment II.  Further information on ExxonMobil's frequently used financial and operating measures is contained on pages 28 and 29 in the 2005 Form 10-K and is also available through the Investor Information section of our website at www.exxonmobil.com.

Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2006
(millions of dollars, unless noted)
	Second Quarter		First Half
	2006	2005	2006	2005
Earnings / Earnings Per Share

Total revenues and other income[1]	99,034	88,568	188,014	170,619
Total costs and other deductions[1]	80,830	75,809	154,351	144,957
Income before income taxes	18,204	12,759	33,663	25,662
Income taxes	7,844	5,119	14,903	10,162
Net income (U.S. GAAP)	10,360	7,640	18,760	15,500

Net income per common share (dollars)	1.74	1.21	3.12	2.44

Net income per common share
- assuming dilution (dollars)	1.72	1.20	3.09	2.42

Other Financial Data

Dividends on common stock
Total	1,926	1,840	3,883	3,568
Per common share (dollars)	0.32	0.29	0.64	0.56

Millions of common shares outstanding
At June 30			5,945	6,305
Average - assuming dilution	6,030	6,370	6,076	6,394

Shareholders' equity at June 30			115,764	104,596
Capital employed at June 30			125,714	115,711

Income taxes	7,844	5,119	14,903	10,162
Excise taxes	8,211	7,515	15,875	14,753
All other taxes	11,033	11,212	20,780	22,156
Total taxes	27,088	23,846	51,558	47,071

ExxonMobil's share of income taxes
of equity companies	356	269	877	762

[1] Second quarter 2005 includes $7,507 million and first half 2005 includes $14,667 million for purchases/sales contracts with the same counterparty.  These transactions are reported on a net basis in 2006.

Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2006
(millions of dollars)
	Second Quarter		First Half
	2006	2005	2006	2005
Net Income (U.S. GAAP)
Upstream
United States	1,644	1,389	2,924	2,742
Non-U.S.	5,490	3,519	10,593	7,220
Downstream
United States	1,354	999	2,033	1,644
Non-U.S.	1,131	1,022	1,723	1,830
Chemical
United States	189	343	518	835
Non-U.S.	651	471	1,271	1,411
Corporate and financing	(99)	(103)	(302)	(182)
Corporate total	10,360	7,640	18,760	15,500
Special Items
Upstream
United States	0	0	0	0
Non-U.S.	0	0	0	0
Downstream
United States	0	(200)	0	(200)
Non-U.S.	0	0	0	310
Chemical
United States	0	0	0	0
Non-U.S.	0	0	0	150
Corporate and financing	0	0	0	0
Corporate total	0	(200)	0	260
Earnings Excluding Special Items
Upstream
United States	1,644	1,389	2,924	2,742
Non-U.S.	5,490	3,519	10,593	7,220
Downstream
United States	1,354	1,199	2,033	1,844
Non-U.S.	1,131	1,022	1,723	1,520
Chemical
United States	189	343	518	835
Non-U.S.	651	471	1,271	1,261
Corporate and financing	(99)	(103)	(302)	(182)
Corporate total	10,360	7,840	18,760	15,240
Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities (U.S. GAAP)	11.3	9.0	25.9	22.0
Sales of subsidiaries, investments and property, plant and equipment	1.1	2.0	1.5	3.8
Cash flow from operations and asset sales	12.4	11.0	27.4	25.8

Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2006

	Second Quarter		First Half
	2006	2005	2006	2005
Net production of crude oil
and natural gas liquids,
thousands of barrels daily (kbd)
United States	434	500	438	520
Canada	300	355	316	356
Europe	511	554	537	565
Africa	808	583	774	590
Asia Pacific/Middle East	481	328	474	328
Russia/Caspian	125	98	119	97
Other	42	50	42	50
Worldwide	2,701	2,468	2,700	2,506

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	1,673	1,835	1,683	1,866
Canada	841	913	861	918
Europe	3,463	3,787	4,710	4,771
Asia Pacific/Middle East	2,616	2,020	2,540	2,028
Russia/Caspian	85	67	84	70
Other	91	87	89	88
Worldwide	8,769	8,709	9,967	9,741

Oil-equivalent production (koebd)[1]	4,162	3,919	4,361	4,129

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2006

	Second Quarter		First Half
	2006	2005	2006	2005
Petroleum product sales (kbd)[1]
United States	2,689	2,898	2,670	2,838
Canada	451	464	468	492
Europe	1,852	1,841	1,824	1,798
Asia Pacific	1,303	1,497	1,414	1,551
Other	765	810	742	823
Worldwide	7,060	7,510	7,118	7,502

Gasolines, naphthas	2,875	3,024	2,805	2,933
Heating oils, kerosene, diesel	2,055	2,149	2,149	2,239
Aviation fuels	632	697	633	683
Heavy fuels	665	654	675	673
Specialty products	833	986	856	974
Total	7,060	7,510	7,118	7,502

Refinery throughput (kbd)
United States	1,720	1,906	1,718	1,883
Canada	366	467	426	474
Europe	1,707	1,668	1,676	1,617
Asia Pacific	1,312	1,413	1,388	1,472
Other	302	273	269	292
Worldwide	5,407	5,727	5,477	5,738

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,628	2,664	5,248	5,502
Non-U.S.	4,227	3,928	8,523	8,028
Worldwide	6,855	6,592	13,771	13,530

[1] All petroleum product sales data is reported net of purchases/sales contracts with the same counterparty.

Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2006
(millions of dollars)

	Second Quarter		First Half
	2006	2005	2006	2005
Capital and Exploration Expenditures
Upstream
United States	619	531	1,167	972
Non-U.S.	3,313	3,147	6,852	5,518
Total	3,932	3,678	8,019	6,490
Downstream
United States	250	201	412	349
Non-U.S.	492	448	911	752
Total	742	649	1,323	1,101
Chemical
United States	64	73	127	128
Non-U.S.	122	102	203	195
Total	186	175	330	323

Other	41	35	53	40

Worldwide	4,901	4,537	9,725	7,954

Exploration expenses charged to income
included above
Consolidated affiliates
United States	36	53	99	74
Non-U.S.	134	155	348	302
Equity companies - ExxonMobil share
United States	0	0	0	0
Non-U.S.	0	7	3	12
Worldwide	170	215	450	388

Attachment VI

EXXON MOBIL CORPORATION
NET INCOME

	$ Millions	$ Per Common Share

2002
First Quarter	2,090	0.30
Second Quarter	2,640	0.40
Third Quarter	2,640	0.39
Fourth Quarter	4,090	0.60
Year	11,460	1.69

2003
First Quarter	7,040	1.05
Second Quarter	4,170	0.63
Third Quarter	3,650	0.55
Fourth Quarter	6,650	1.01
Year	21,510	3.24

2004
First Quarter	5,440	0.83
Second Quarter	5,790	0.89
Third Quarter	5,680	0.88
Fourth Quarter	8,420	1.31
Year	25,330	3.91

2005
First Quarter	7,860	1.23
Second Quarter	7,640	1.21
Third Quarter	9,920	1.60
Fourth Quarter	10,710	1.72
Year	36,130	5.76

2006
First Quarter	8,400	1.38
Second Quarter	10,360	1.74